EX 99.1

QuickLogic Names New Chairman of the Board

San Jose, CA – December 12, 2019 – QuickLogic Corporation (NASDAQ: QUIK), a developer of ultra-low power multi-core voice-enabled SoCs, embedded FPGA IP, and Endpoint AI solutions, today announced the appointment of Michael R. Farese as the Chairman of the Board of Directors, effective December 6, 2019 to replace E. Thomas Hart, who passed away on December 3, 2019.

Michael R. Farese (Ph.D.) has been serving as a member of QuickLogic’s Board of Directors since April 2008, most recently as the lead independent director, and brings to the position a deep understanding of consumer products, converged devices and wireless markets. Dr. Farese has over 40 years of broad technology industry experience, and has held high-level leadership positions in multiple companies including chief executive officer, chief scientist, senior vice president of engineering, and chief technology officer.  His business acumen and strong technical and strategic planning skills bring an invaluable perspective to the Board.

“I am pleased to continue to serve QuickLogic as its Chairman of the Board of Directors. QuickLogic has tremendous opportunity going forward in the exciting areas of AI, IoT, SAS for sensor endpoints, embedded FPGA, and low power SoCs and I look forward to helping the company realize that opportunity” said Farese.

“Mike has been instrumental and tremendously supportive in our transition to becoming a platform company,” said Brian Faith, QuickLogic president and CEO. “He brings a strong operational background from systems to semiconductors to software, as well as proven experience on public company Boards. The entire Board of Directors is confident that Mike’s transition from lead independent director to Chairman of the Board will be seamless, enabling us to continue our laser focus on executing our strategic initiatives and financial goals.”

About QuickLogic
QuickLogic Corporation (NASDAQ: QUIK) is a fabless semiconductor company that develops low power, multi-core semiconductor platforms and Intellectual Property (IP) for Artificial Intelligence (AI), voice and sensor processing. The solutions include embedded FPGA IP (eFPGA) for hardware acceleration and pre-processing, and heterogeneous multi-core SoCs that integrate eFPGA with other processors and peripherals. The Analytics Toolkit from our recently acquired wholly-owned subsidiary, SensiML Corporation, completes the end-to-end solution with accurate sensor algorithms using AI technology. The full range of platforms, software tools and eFPGA IP enables the practical and efficient adoption of AI, voice and sensor processing across mobile, wearable, hearable, consumer, industrial, edge and endpoint IoT. For more information, visit www.quicklogic.com and https://www.quicklogic.com/blog/.

QuickLogic and logo are registered trademarks and EOS is a trademark of QuickLogic. All other trademarks are the property of their respective holders and should be treated as such.

Press Contact:
Andrea Vedanayagam
Veda Communications
408.656.4494
pr@quicklogic.com